Exhibit 99(e)(13)


                  AMENDMENT TO DISTRIBUTION SERVICES AGREEMENT

      AMENDMENT made as of April 22, 2016 to the Distribution Services Agreement (the "Agreement") made as of July 22, 1992, as amended April 30, 1993, June 4, 1996, November 3, 2003, December 16, 2004, June 14, 2006, December 16, 2009,
March 8, 2010, December 7, 2011, May 1, 2013, May 8, 2014 and August 9, 2013
between AB BOND FUND, INC. (formerly AllianceBernstein Bond Fund, Inc. and Alliance Bond Fund, Inc.), a Maryland corporation (the "Fund"), and ALLIANCEBERNSTEIN INVESTMENTS, INC. (formerly Alliance Fund Distributors, Inc.), a Delaware corporation (the "Underwriter"). Capitalized terms not defined herein have the meaning set forth in the Agreement.

                                  WITNESSETH

      WHEREAS, the Fund and the Underwriter are parties to the Agreement;

      WHEREAS, the Fund and the Underwriter wish to amend the Agreement in the manner set forth herein;

      NOW, THEREFORE, the parties agree to amend the Agreement as follows:

      1. Section 5(b) of the Agreement is amended by deleting it in its entirety and replacing it with the following:

            (b) Except as may be required by FINRA rules and interpretations, the Fund will pay to the Underwriter each month a distribution services fee with respect to each portfolio of the Fund specified by the Fund's Directors (a "Portfolio") that will not exceed, on an annualized basis, 0.30% of the aggregate average daily net assets of the Portfolio attributable to the Class A shares, 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class B shares, 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class C shares, 0.50% of the aggregate average daily net assets of the Portfolio attributable to Class R shares and 0.25% of the aggregate average daily net assets of the Portfolio attributable to Class K shares. For Bond Inflation Strategy, Municipal Bond Inflation Strategy, Limited Duration High Income Portfolio, Government Reserves Portfolio, Credit Long/Short Portfolio and Income Fund, the Fund will pay to the Underwriter each month a distribution services fee specified by the Fund's Directors that will not exceed, on an annualized basis, 0.10% of the aggregate average daily net assets of the Portfolio attributable to Class 1 shares; for Real Asset Strategy, the Fund will pay to the Underwriter each month a distribution services fee specified by the Fund's Directors that will not exceed, on an annualized basis, 0.25% of the aggregate average daily net assets of the Portfolio attributable to Class 1 shares. With respect to each Portfolio, the distribution services fee will be used in its entirety by the Underwriter to make payments (i) to compensate broker-dealers or other persons for providing distribution assistance, (ii) to otherwise promote the sale of shares of each Portfolio, including payment for the preparation, printing and distribution of prospectuses and sales literature or other promotional activities, and (iii) to compensate broker-dealers, depository institutions and other financial intermediaries for providing administrative, accounting and other services with respect to each Portfolio's shareholders. A portion of the distribution services fee that will not exceed, on an annualized basis, .25% of the aggregate average daily net assets of the Portfolio attributable to each of the Class A shares, Class B shares, Class C shares, Class R shares, Class K shares and Class 1 shares will constitute a service fee that will be used by the Underwriter for personal service and/or the maintenance of shareholder accounts within the meaning of FINRA rules and interpretations.

      IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.


                                          AB BOND FUND, INC.



                                               /s/ Nancy E. Hay
                                          --------------------------------------
                                          By:    Nancy E. Hay
                                          Title: Assistant Secretary



                                          ALLIANCEBERNSTEIN INVESTMENTS, INC.


                                                /s/ Stephen J. Laffey
                                          --------------------------------------
                                          By:   Stephen J. Laffey
                                          Title:


Accepted as of the date written above
ALLIANCEBERNSTEIN L.P.


By:    /s/ Emilie D. Wrapp
---------------------------------------
Name:  Emilie D. Wrapp
Title: Assistant Secretary